EXHIBIT 99

                                  Press Release


                              FOR IMMEDIATE RELEASE

                     SUSSEX BANCORP REPORTS HIGHER EARNINGS

                                        CONTACT: Donald L. Kovach (973)-827-2914
                                                 President
                                                 SYMBOL:  SBB


         Franklin, NJ, February 1, 1999-Sussex Bancorp=s net income increased by 3% to $710,000 for 1998 from $708,000 in 1997. Basic earning per share for the two periods were $.50 and $.51, respectively. Diluted earnings per share were $.50 in 1998 and $.51 in 1997. The change in per share earnings reflects an increased number of average shares outstanding during 1998, as the Company's average shares outstanding increased to 1,410,535 from 1,377,934. The increase was attributable to issuance of new shares through the Company=s dividend reinvestment plans and exercises of stock options.

         For the year ended December 31, 1998 Sussex Bancorp had total interest income of $8.3 million, compared to interest income of $7.4 million for 1997. Total interest expense for year ended December 31, 1998 was $3.8 million compared to interest expense of $3.1 million in 1997. During 1998, Sussex Bancorp's non-performing loans decreased by $341,000 or 47% from 1997. The Company's ratio of non-performing loans to total loans declined to .56% at December 31, 1998 from 1.07% at December 31, 1997.

         At December 31, 1998, Sussex Bancorp had total assets of $137.5 million compared to total assets at December 31, 1997 of $114.3 million. Total deposits increased to 127.7 million at December 31, 1998 from $104.9 million at December 31, 1997. Sussex operates through the Sussex County State Bank, which has seven branches in Northern New Jersey. In addition, the Bank has recently formed the Sussex Bancorp Mortgage Company, Inc. The Mortgage Company will offer a wide variety of mortgage products.


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